Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated January 9, 2014

(To Preliminary Prospectus dated January 8, 2014)

Registration Statement No. 333-189807

Free Writing Prospectus

Transcript of Santander Consumer USA Holdings Inc.

IPO Announcement Video

Santander Consumer USA Holdings Inc. (the “issuer”) has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling toll-free 1-855-256-9253 or emailing support@loyal3.com.

On January 9, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/santander, a video featuring Thomas G. Dundon, Chief Executive Officer, and Jason A. Kulas, President & Chief Financial Officer, each of whom are selling stockholders in the issuer’s proposed initial public offering (the “IPO”). A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website or any of the websites cited in either the video or transcript is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement. Reference herein to the URL of the LOYAL3 Securities, Inc. website or any of the URLs included in the transcript are intended to be inactive textual references only. Such references are not intended to be active hyperlinks to those websites.

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Thomas G. Dundon, Chief Executive Officer: Hi, I’m Tom Dundon, CEO of Santander Consumer USA.

Santander Consumer USA is a full-service, technology-driven, consumer finance company, focused on offering competitively priced auto finance and unsecured loan products across the credit spectrum.

You probably know us through one of our primary brands: roadloans.com, our online direct lending portal; Chrysler Capital, our partnership with Chrysler, Jeep, Dodge, Ram, and Fiat; and Santander Auto Finance, our indirect lending channel offered exclusively through our automotive dealer partners throughout the United States.

We are in the business of serving our dealers, customers, community, and employees. They mean the world to us.

Jason A. Kulas, President and Chief Financial Officer: Every day we work hard to meet the needs of all our stakeholders and strive to deliver innovative and timely solutions. We value these relationships and believe they deserve the highest level of service.

Thomas G. Dundon, Chief Executive Officer: If not for our dealers and employees we would not have the success we have today. That is why we are partnering with LOYAL3. LOYAL3’s social IPO platform gives the people who care about and believe in the Santander Consumer USA brand fair and equal access to invest in our IPO, fee-free.

Jason A. Kulas, President and Chief Financial Officer: We chose to work with LOYAL3 to provide access for everyone, a concept that is core to our beliefs here at Santander Consumer USA. Thank you.

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This video contains forward-looking statements. Any statements about the issuer’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. The issuer’s actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in the registration statement, including the exhibits thereto. These risks, uncertainties and other factors are described more fully in the issuer’s most recent preliminary prospectus filed with the SEC, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in the prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and the issuer undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.